UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

G-III APPAREL GROUP, LTD.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. to be held on Tuesday, June 5, 2012 at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 33rd Floor, New York, New York 10103.

The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked (i) to elect ten directors to serve on our Board of Directors for the ensuing year, (ii) for an advisory and non-binding vote on the compensation of our named executive officers and (iii) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013. At the meeting, we will also report on the affairs of G-III, and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

Thank you for your cooperation.

Very truly yours,

MORRIS GOLDFARB Chief Executive Officer

April 30, 2012

G-III APPAREL GROUP, LTD.

512 Seventh Avenue

New York, New York 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

and

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

June 5, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. will be held on Tuesday, June 5, 2012 at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 33rd Floor, New York, New York 10103, for the following purposes:

1.  To elect ten directors to serve on our Board of Directors for the ensuing year.

2.  To hold an advisory and non-binding vote on the compensation of our named executive officers.

3.  To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013.

4.  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 27, 2012 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, each stockholder is urged to complete, date and sign the enclosed form of proxy and return it promptly in the envelope provided. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxies and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 5, 2012

The proxy statement and our 2012 Annual Report to Stockholders are available in the “Investor Relations” section of our website at http://www.g-iii.com.

By Order of the Board of Directors

WAYNE S. MILLER Secretary

New York, New York

April 30, 2012

G-III APPAREL GROUP, LTD.

512 Seventh Avenue

New York, New York 10018

PROXY STATEMENT

GENERAL INFORMATION

General

This Proxy Statement (first mailed to stockholders on or about April 30, 2012) is furnished to the holders of common stock, par value $.01 per share (the “Common Stock”), of G-III Apparel Group, Ltd. (“G-III”) in connection with the solicitation by our Board of Directors of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Tuesday, June 5, 2012, at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 33rd Floor, New York, New York 10103.

It is proposed that at the Annual Meeting: we (i) elect ten directors to serve on our Board of Directors for the ensuing year, (ii) hold an advisory and non-binding vote on the compensation of our named executive officers and (iii) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013.

Management currently is not aware of any other matters that will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters. Proxies for use at the Annual Meeting are being solicited by our Board of Directors. Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom will receive additional compensation therefor, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

Revocability and Voting of Proxy

A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of G-III a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no specifications are given, the proxies intend to vote the shares represented thereby “for” the election of each of the ten nominees for director as shown on the form of proxy, “for” approval of the compensation of our named executive officers, and “for” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013, and in accordance with their best judgment on any other matters which may properly come before the meeting.

Record Date and Voting Rights

On April 27, 2012, there were 19,969,615 shares of Common Stock outstanding (excluding shares held in treasury). Each of these shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on April 27, 2012 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of

Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted with respect to the specific matter being voted upon.

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under the applicable rules of the New York Stock Exchange. Under current New York Stock Exchange rules, brokers have discretionary authority to vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013, but do not have discretionary authority to vote on the election of the ten nominees for director or the advisory vote on the compensation of our named executive officers. This means that if a brokerage firm holds your shares on your behalf, those shares will not be voted in the election of directors or the advisory vote on the compensation of our named executive officers, unless you provide instructions to that firm by voting your proxy.

The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The other matters to be voted on will be decided by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

CERTAIN STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of March 1, 2012 (except as otherwise noted in the footnotes) regarding the beneficial ownership of our Common Stock of: (i) each director and director nominee; (ii) each person known by us to own beneficially more than five percent of our outstanding Common Stock; (iii) each executive officer named in the Summary Compensation Table (see “Executive Compensation” below); and (iv) all directors, nominees and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. The percentage of ownership is based on 19,803,814, of shares of Common Stock outstanding as of March 1, 2012. Unless otherwise indicated in the table below, each beneficial owner has an address in care of our principal executive offices at 512 Seventh Avenue, New York, New York 10018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percentage of Common Stock
Morris Goldfarb	3,066,569	(1)	15.5%
Sammy Aaron	90,666	(2)	*
Thomas J. Brosig P.O. Box 7096 Gulfport, MS 39503	6,000	(3)	*
Alan Feller	10,762	(4)	*
Jeffrey Goldfarb	168,216	(5)	*
Carl Katz	66,647	(6)	*
Laura Pomerantz	9,600	(7)	*
Willem van Bokhorst Johan van Walbeeckplein 11 Curaçao	57,500	(8)	*
Cheryl Vitali	—		*
Richard White	32,210	(9)	*
FMR LLC(10) 82 Devonshire Street Boston, MA 02109	2,983,312		15.1%
Royce & Associates, LLC(11) 745 Fifth Avenue New York, NY 10151	2,027,377		10.3%
BlackRock, Inc.(12) 40 East 52nd Street New York, NY 10022	1,779,092		9.0%
Buckingham Capital Management Incorporated(13) 750 Third Avenue, Sixth Floor New York, NY 10017	1,499,389		7.6%
Jeanette Nostra	66,647	(14)	*
Wayne S. Miller	29,180	(15)	*
Neal S. Nackman	23,455	(16)	*
All directors, nominees and executive officers as a group (13 persons)	3,560,805	(17)	17.8%

*	Less than one percent

(1)	Includes (i) 14,833 shares of Common Stock owned by Arlene Goldfarb, Mr. Goldfarb’s wife; (ii) 441,300 shares of Common Stock held by Morris and Arlene Goldfarb, as joint tenants; (iii) 40,000 shares of Common Stock owned by The Morris and Arlene Goldfarb Family Foundation, Inc., of which Mr. Goldfarb is the President and Treasurer, (iv) 108,375 shares of Common Stock held by Goldfarb Family Partners, L.L.C., of which Mr. Goldfarb is the sole Manager and (v) 37,500 shares of Common Stock issuable upon vesting of restricted stock units within 60 days of March 1, 2012.

(2)	Includes 25,000 shares of Common Stock issuable upon vesting of restricted stock units within 60 days of March 1, 2012.

(3)	Consists of shares of Common Stock which may be acquired within 60 days of March 1, 2012 upon the exercise of options.

(4)	Includes 6,000 shares of Common Stock which may be acquired within 60 days of March 1, 2012 upon the exercise of options and 250 shares of Common Stock issuable upon vesting of restricted stock units within 60 days of March 1, 2012.

(5)	Includes (i) 4,000 shares of Common Stock which may be acquired within 60 days of March 1, 2012 upon the exercise of options; (ii) 10,000 shares of Common Stock held by Jeffrey and Stacey Goldfarb, Mr. Goldfarb’s wife, as joint tenants; (iii) 12,448 shares of Common Stock owned by the Amanda Julie Goldfarb Trust 2007 of which Mr. Goldfarb and his wife are co-trustees; (iv) 1,100 shares of Common Stock owned by the Ryan Gabriel Goldfarb Trust 2009 of which Mr. Goldfarb and his wife are co-trustees; and (v) 3,750 shares of Common Stock issuable upon vesting of restricted stock units within 60 days of March 1, 2012.

(6)	Includes 7,500 shares of Common Stock issuable to Ms. Nostra upon vesting of restricted stock units within 60 days of March 1, 2012 and 3,000 shares of Common Stock which may be acquired within 60 days of March 1, 2012 upon the exercise of options.

(7)	Consists of shares of Common Stock which may be acquired within 60 days of March 1, 2012 upon the exercise of options.

(8)	Includes 25,500 shares of Common Stock which may be acquired within 60 days of March 1, 2012 upon the exercise of options.

(9)	Includes 18,000 shares of Common Stock which may be acquired within 60 days of March 1, 2012 upon the exercise of options and 1,500 shares of Common Stock issuable upon vesting of restricted stock units within 60 days of March 1, 2012.

(10)

Information is derived from the Schedule 13G/A filed by FMR LLC (“FMR”), Edward C. Johnson 3d and Fidelity Management & Research Company (“Fidelity”) with the Securities and Exchange Commission on February 14, 2012. Fidelity is a registered investment adviser and subsidiary of FMR, and is the beneficial owner of 2,983,312 shares of Common Stock. Edward C. Johnson 3rd and FMR each has sole dispositive power with respect to 2,983,312 shares of Common Stock owned by certain funds.

(11)	Information is derived from the Schedule 13G filed by Royce and Associates, LLC (“Royce”) with the Securities and Exchange Commission on January 4, 2012. Royce is a registered investment adviser and has sole voting power and sole dispositive power with respect to such shares.

(12)	Information is derived from the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission on February 9, 2012. BlackRock is a parent holding company or control person in accordance with Exchange Act Rule 13d-1(b)(1)(ii)(G) and has sole voting power and sole dispositive power with respect to such shares.

(13)	Information is derived from the Schedule 13G/A filed by Buckingham Capital Management Incorporated (“Buckingham Capital”) and Buckingham Research Group Incorporated (“Buckingham Research”) with the Securities and Exchange Commission on February 10, 2012. Buckingham Capital is a registered investment adviser and Buckingham Research, a registered broker-dealer and the parent company of Buckingham Capital, may be deemed to be the beneficial owner of the securities.

(14)	Includes 7,500 shares of Common Stock issuable upon vesting of restricted stock units within 60 days of March 1, 2012 and 3,000 shares of Common Stock which may be acquired by Mr. Katz within 60 days of March 1, 2012 upon the exercise of options.

(15)	Includes 13,750 of Common Stock issuable upon vesting of restricted stock units within 60 days of March 1, 2012.

(16)	Includes 15,600 shares of Common Stock which may be acquired within 60 days of March 1, 2012 upon the exercise of options and 5,000 shares of Common Stock issuable upon vesting of restricted stock units within 60 days of March 1, 2012.

(17)	Includes 87,700 shares of Common Stock which may be acquired within 60 days of March 1, 2012 upon the exercise of options and 94,250 shares of Common Stock issuable upon vesting of restricted stock units within 60 days of March 1, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

To our knowledge, our directors, officers and beneficial owners of more than ten percent of our Common Stock were in compliance with the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934, as amended, during fiscal 2012.

CORPORATE GOVERNANCE

The Board of Directors has determined that Thomas Brosig, Alan Feller, Laura Pomerantz, Willem van Bokhorst, Cheryl Vitali and Richard White are independent directors. The independent directors constitute a majority of the Board of Directors. In making its determination regarding the independence of the directors, the Board relied upon information provided by each of the directors and noted that each independent director meets the standards for independence set out in Marketplace Rule 5605(a)(2) of The NASDAQ Stock Market and under the applicable rules and regulations of the Securities and Exchange Commission, and that there is no material business relationship between G-III and any independent director, including any business entity with which any independent director is affiliated. The Board of Directors reviewed the role of Thomas Brosig as manager of a real estate development project in Mississippi, MVB Holdings LLC, in which Morris Goldfarb, Jeffrey Goldfarb and Sammy Aaron, each of whom is one of our executives and one of our directors, and Richard White, who is one of our directors, are investors. The Board determined that this transaction did not impact Mr. Brosig’s status as an independent director. The Board of Directors also reviewed the role of Laura Pomerantz as the owner, along with other members of her family, of a company that licensed a brand name owned by it to us. The Board determined that this transaction did not impact Ms. Pomerantz’s status as an independent director.

The Board of Directors held five meetings during the fiscal year ended January 31, 2012. During the fiscal year ended January 31, 2012, each director in office during such fiscal year attended not less than 75% of the aggregate number of meetings of the Board of Directors and of meetings of committees of the Board on which he or she served during the time period in which he or she served. Laura Pomerantz attended more than 75% of the meetings of the Board of Directors and Compensation Committee that she was eligible to attend. We do not have a formal policy regarding attendance by members of the Board of Directors at annual stockholders meetings. Seven of our then nine directors attended the 2011 Annual Meeting of Stockholders.

In July 2011, the Board unanimously acted to expand the size of the Company’s Board of Directors to ten members and appointed, after recommendation from the Nominating Committee, Cheryl Vitali as a director. In addition, the Board of Directors approved several amendments to G-III’s by-laws, including the addition of a new article setting forth G-III’s “advance notice” requirements for stockholders’ meetings consistent with the purpose of establishing an orderly process for stockholders seeking to nominate directors or propose business at stockholder meetings.

Our Board of Directors has an Audit Committee, Compensation Committee and Nominating Committee. Each member of our Audit, Compensation and Nominating Committees has been determined by the Board of Directors to be “independent” within the meaning of Marketplace Rule 5605(a)(2) of The NASDAQ Stock Market and, in addition, each member of the Audit Committee is “independent” within the meaning of Marketplace Rule 5605(c)(2)(A) of The NASDAQ Stock Market and under the applicable rules and regulations of the Securities and Exchange Commission regarding the independence of audit committee members.

Audit Committee

The Audit Committee, composed of Alan Feller, Willem van Bokhorst and Richard White, is responsible for, among other things, assisting the Board in monitoring (i) the integrity of our financial statements, (ii) the qualifications and independence of our independent auditors, (iii) the performance of our internal audit function and independent auditors, and (iv) the compliance by us with legal and regulatory requirements. Mr. Feller is the Chairman of the Audit Committee. The Board has determined that each of Messrs. Feller and White is an audit committee financial expert as such term is defined in the rules of the Securities and Exchange Commission. The Audit Committee met eight times during the fiscal year ended January 31, 2012. A copy of the Audit Committee’s charter is available in the “Investor Relations” section of our website at http://www.g-iii.com.

Compensation Committee

The purpose of the Compensation Committee is to establish and monitor the basic philosophies and policies governing the compensation of our directors and executive officers and to discharge the responsibilities of the Board relating to such compensation. The Compensation Committee, composed of Laura Pomerantz, Willem van Bokhorst and Richard White, is responsible for reviewing and discussing with management, and recommending to the Board the inclusion of, the Compensation Discussion and Analysis in our annual proxy statement. Mr. White is the Chairman of the Compensation Committee. The Compensation Committee is also empowered to establish and review our compensation practices and policies and to recommend and/or set the compensation for our executive officers, as well as to authorize and approve employment agreements with our executive officers.

In accordance with NASDAQ rules and the Compensation Committee Charter adopted by the Board of Directors, fiscal 2012 compensation of G-III’s executive officers was determined by the Compensation Committee. The Compensation Committee consults with Morris Goldfarb, our Chairman and Chief Executive Officer, in connection with making its determinations regarding base salary and bonuses for all executive officers, excluding Morris Goldfarb and Sammy Aaron, whose base salaries and bonuses are determined by their respective employment agreements with us. The Compensation Committee has relied to a large extent on the Chief Executive Officer’s evaluation of each executive officer’s performance and his recommendations in determining the amount and mix of the total compensation paid to our named executive officers.

The Compensation Committee is empowered to oversee and make all decisions regarding our 2005 Stock Incentive Plan. The Compensation Committee also may form and delegate authority to any subcommittee comprised solely of its members who are independent so long as such formation and delegation are in compliance with applicable law and NASDAQ rules. The Compensation Committee met five times and acted two times by unanimous written consent during the year ended January 31, 2012. A copy of the Compensation Committee’s charter is available in the “Investor Relations” section of our website at http://www.g-iii.com.

Compensation Committee Interlocks and Insider Participation

During the year ended January 31, 2012, Laura Pomerantz, Willem van Bokhorst and Richard White served on our Compensation Committee. None of the members of the Compensation Committee (i) has ever been an officer or employee of ours or (ii) had any relationship requiring disclosure by us under Item 404 of Regulation S-K. None of our executive officers have served on the board or compensation committee (or other committee serving as equivalent function) of any other entity, where an executive officer of the other entity served on our Board of Directors or Compensation Committee.

Nominating Committee and Nominations Process

The Nominating Committee assists the Board in its selection of individuals (i) as nominees for election to the Board of Directors and (ii) to fill any vacancies or newly created directorships on the Board. The members of the Nominating Committee are Thomas Brosig and Richard White. Mr. White is the Chairman of the Nominating

Committee. The Nominating Committee met formally once during the fiscal year ended January 31, 2012 and the members of the Nominating Committee informally discussed Committee matters on several occasions. The Nominating Committee met to review the performance and the experience, qualifications, attributes and skills of the members of the Board and recommended to our Board that the existing directors be nominated for election as directors at the Annual Meeting. In addition, the Nominating Committee reviewed the nominating process and discussed the importance of having diverse viewpoints among Board members. The Nominating Committee also met with Cheryl Vitali and reviewed her qualifications and subsequently recommended to the Board that she be appointed a director. A copy of the Nominating Committee’s charter is available in the “Investor Relations” section of our website at http://www.g-iii.com.

It is the policy of the Nominating Committee to consider candidates for Board membership suggested by Nominating Committee members and other Board members, management, our stockholders, third-party search firms and any other appropriate sources. As a stockholder, you may recommend any person for consideration as a nominee for director by writing to the Secretary of G-III, c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018. Recommendations must be received by March 7, 2013 to be considered for the 2013 Annual Meeting of Stockholders. Recommendations must include the name and address of the stockholder making the recommendation, a representation setting forth the number of shares of our Common Stock beneficially owned by the recommending stockholder, a statement that the recommended nominee has expressed his or her intent to serve on the Board if elected, biographical information about the recommended nominee, any other information the stockholder believes would be helpful to the Nominating Committee in evaluating the individual recommended nominee and a description of all arrangements or understandings between the recommending stockholder and each nominee and any other person concerning the nomination.

In evaluating candidates, the Nominating Committee considers the following criteria: personal integrity, sound business judgment, business and professional skills and experience, independence (as that term is defined under the rules of the Securities and Exchange Commission and the NASDAQ listing standards), the requirement to maintain a Board that is composed of a majority of independent directors, potential conflicts of interest, the extent to which a candidate would fill a present need, and concern for the long term interests of stockholders. In any particular situation, the Nominating Committee may focus on persons possessing a particular background, experience or qualifications which the Committee believes would be important to enhance the effectiveness of the Board.

The Nominating Committee does not have a formal policy with respect to considering diversity in identifying director nominees. The Board and the Nominating Committee believe it is important that the Board members represent diverse viewpoints and a variety of skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business. The evaluation process for stockholder recommendations is the same as for candidates recommended from any other source. The needs of the Board and the factors that the Nominating Committee considers in evaluating candidates are reassessed on an annual basis, when the committee’s charter is reviewed.

Stockholder Communications

The Board of Directors has provided a process for stockholders to send communications to the Board. Stockholders who wish to send communications to the Board of Directors, or any particular director, should address such communications to the Board or such director c/o G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, New York 10018, Attn: Secretary. All such communications should include a representation from the submitting stockholder setting forth the stockholder’s address and the number of shares of our Common Stock beneficially owned by the stockholder. The Board will give appropriate attention to written communications on issues that are submitted by stockholders and will respond as appropriate. Absent unusual circumstances, the Secretary of G-III will (i) be primarily responsible for monitoring communications from stockholders and (ii) provide copies or summaries of such communications to the Board, or the director to whom such communication is addressed, as the Secretary considers appropriate. Each stockholder communication will be forwarded to all directors, or the director to whom it is addressed, if it relates to a substantive matter and includes suggestions or comments that the Secretary considers to be important for the directors, or director, to know. In general, stockholder communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than stockholder communications relating to personal grievances and matters as to which we may receive repetitive or duplicative communications.

Additionally, G-III’s by-laws were amended, effective as of December 8, 2011, to, among other things, set forth G-III’s “advance notice” requirements for stockholders’ meetings consistent with the purpose of establishing an orderly process for stockholders seeking to nominate directors or propose business at stockholder meetings. The advance notice provisions in the by-laws require stockholders to deliver notice to G-III of their intention to make director nominations or bring other business before the meeting not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if the meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting. The advance notice provisions of the by-laws prescribe information that the stockholder’s notice must contain, both as to itself and its proposed director nominee, if the stockholder wishes to nominate a candidate for the annual meeting director election, prescribe information that the stockholder’s notice must contain if the stockholder wishes to bring business other than a director nomination before the annual meeting, and set forth rules and procedures relating to special meetings of stockholders.

Risk Oversight

The risk oversight function of our Board of Directors is carried out by both the Board and the Audit Committee. The Audit Committee meets periodically with management and our internal audit team to discuss our major financial and operating risks and the steps, guidelines and policies management and our internal audit team have taken to monitor and control exposures to risk, including G-III’s risk assessment and risk management policies. Matters of strategic risk are considered by the Board as a whole. In addition, our internal disclosure committee reviews with management the “risk factors” that appear in our Annual Report on Form 10-K prior to its filing with the SEC, as well as prior to the filing of our Quarterly Reports on Form 10-Q.

The Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board continually works, with input from our executive officers, to assess and analyze the most likely areas of future risk for us and our business.

Leadership Structure of the Board

The Board of Directors believes that Morris Goldfarb’s service as both Chairman of the Board and Chief Executive Officer is in our best interest, as well as the best interest of our stockholders. Mr. Goldfarb is the director most familiar with our business and industry and possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us and our business. Thus, he is in the best position to develop agendas and plans that ensure that the Board’s time and attention are focused on its most critical matters. As a result, we have a single leader for our company. We believe that Mr. Goldfarb is viewed by our customers, suppliers, business partners, investors and other stakeholders as providing strong leadership for our company in the marketplace and in our industry. This approach is commonly utilized by other public companies in the United States and we believe it has been effective for our company as well.

Although the Board believes that the combination of the Chairman and Chief Executive Officer roles is appropriate for us in the current circumstances, our Board does not have a specific policy as to whether or not these roles should be combined or separated. The Board of Directors does not have a lead independent director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion describes the compensation objectives and policies which were utilized with respect to our named executive officers with respect to the fiscal year ended January 31, 2012, or fiscal 2012. (References to fiscal years in this Proxy Statement refer to the year ended January 31 of that year.) As the Compensation Committee continues to review our compensation program with respect to our named executive officers, the objectives of our executive compensation program, as well as the methods which the Compensation Committee utilizes to determine both the types and amounts of compensation to award to our named executive officers, may change.

Executive Compensation Philosophies and Policies

Our compensation philosophies and policies have evolved over the years. The goals of our compensation program are intended to:

•

attract and retain the most highly qualified managerial and executive talent by paying compensation that is competitive with the compensation paid to persons having similar responsibilities and duties at our company and at other companies in our industry and of similar size;

•	provide appropriate incentives to produce superior performance of our executives and employees;

•	emphasize sustained performance by aligning rewards with stockholders’ interests;

•	motivate executives and employees to achieve G-III’s annual and long-term business goals; and

•	reward executives for superior individual contributions to G-III.

The Compensation Committee, comprised entirely of independent directors, seeks to achieve these goals in making its decisions with respect to executive compensation. Compensation for our named executive officers is linked to individual performance, experience, leadership and company performance. Measurement of performance is made against financial and non-financial objectives. Additionally, while we generally place more emphasis on internal equity in our compensation decisions, the Compensation Committee may also periodically review competitive market and trend data, performance and market data of other publicly-held apparel companies, individual and company performance.

Executive Officer Compensation Process

In establishing the compensation for our executive officers for fiscal 2012, we:

•	assessed our executive officers’ performance in relation to G-III’s performance;

•	analyzed the compensation levels of comparable executive officers in our company;

•	assessed our financial and business results compared to our forecast and our financial performance relative to our past performance and financial goals; and

•	determined a mix of base salary and bonus, along with equity grants, to align our executive officers’ compensation with performance.

The Compensation Committee takes into consideration the accounting and tax treatment of its compensation decisions. The Compensation Committee has been cognizant of the benefit of restricted stock units or stock options granted to employees measured against the related future compensation charges that will be incurred as a result of equity grants. In April 2009, March 2010 and June 2011, the Compensation Committee granted restricted stock units to each of our named executive officers. In each case, the Compensation Committee considered whether it was preferable to grant restricted stock units or options, the potential future impact of the cost to be recognized and potential dilution and considered it against the benefit to the executives and determined that restricted stock units provided a better matching of benefit to our executives and related cost, as well as lower potential dilution to us.

The Compensation Committee consults with Morris Goldfarb, our Chairman and Chief Executive Officer, in connection with making its determinations regarding base salary and bonuses for all executive officers, excluding Morris Goldfarb and Sammy Aaron, whose base salaries and bonuses are determined by their respective employment agreements with us. The Compensation Committee has relied to a large extent on the Chief Executive Officer’s evaluation of each executive officer’s performance and his recommendations in determining the amount and mix of the total compensation paid to our other named executive officers.

The Role of Shareholder Say-on-Pay Votes

Consistent with the desire of the stockholders (per the “say-on-frequency” vote at the 2011 Annual Meeting), G-III provides its stockholders with the opportunity to cast an annual advisory vote (the “say on pay” vote) with respect to executive compensation. At G-III’s 2011 Annual Meeting, a substantial majority of the votes cast on the “say-on-pay” proposal were voted in favor of the proposal to approve the compensation of our named executive officers. The Compensation Committee believes this affirms stockholders’ support of G-III’s approach to executive compensation, and did not change its approach in 2012. The Compensation Committee will continue to consider the outcome of “say-on-pay” votes when making future compensation decisions for the named executive officers.

Components of the Executive Compensation Program

One of G-III’s strengths is a strong management team. The compensation program is designed to enable G-III to attract, retain and reward capable employees who contribute to G-III’s success. Equity participation and a strong alignment to stockholders’ interests are also elements of our compensation philosophy. Generally, executive compensation has been paid primarily in cash as base salaries and bonus, although this is not due to any specific practice, policy or formula regarding the allocation between long-term and currently paid out compensation or the allocation between cash and non-cash compensation. Our executive compensation program consists, in general, of base salary, annual bonuses and stock-based awards.

Base Salary.    Base salaries are intended to attract and retain talent, provide competitive compensation for the performance of an executive’s basic job duties, and recognize an executive’s responsibilities, experience, leadership and contribution to the success of G-III. Base salaries are reviewed periodically. The base annual salary for each of Morris Goldfarb, our Chairman and Chief Executive Officer, and Sammy Aaron, our Vice Chairman, are determined pursuant to their employment agreements with us, subject to increase as determined by the Compensation Committee. The Compensation Committee reviews base salaries, as well as other components of compensation, on an annual basis. Salary adjustments are generally determined by evaluating the performance of the executive and any increased responsibilities assumed by the executive, the performance of G-III and the competitive marketplace. Salary adjustments to our named executive officers are usually the result of a recommendation by our Chief Executive Officer.

In response to economic uncertainties with respect to fiscal 2010 and as part of our cost reduction program, in January 2009, based on a recommendation from our management, the Compensation Committee recommended that the base salaries of Morris Goldfarb and Sammy Aaron be reduced by 20% to $800,000 per year for Mr. Goldfarb and $600,000 per year for Mr. Aaron, which was agreed to by each of them. We also reduced the base salaries of Wayne S. Miller and Jeanette Nostra by 20%, and the base salary of Neal S. Nackman by 10%. All of these reductions were effective for the six-month period that commenced on February 1, 2009. The base salary of each of our named executive officers was restored to its regular amount as of August 1, 2009. The Compensation Committee also reduced compensation paid to directors who are not employees of, or consultants to, us (“Non-Employee Directors”) by 20% during the same six month period. For a description of the base salaries paid to our named executive officers for fiscal 2012, you should read the Summary Compensation Table and the narrative discussion thereof in this Proxy Statement.

Annual Bonuses.    Annual bonuses for our named executive officers are intended to reward company-wide and individual performance during the year. Bonuses for executive officers, other than as required by our employment agreements with our Chief Executive Officer and our Vice Chairman, are determined by our Compensation Committee and are generally based on the recommendation of our Chief Executive Officer. In April 2011 the Compensation Committee adopted performance goals for fiscal 2012 for each of Wayne Miller and Jeanette Nostra based on achieving certain levels of earnings before taxes, or pre-tax income, utilizing the same definition for pre-tax income contained in the employments agreements with our Chief Executive Officer and our Vice Chairman. Each of Mr. Miller and Ms. Nostra were entitled to receive a bonus of up to 2.5% of our earnings before taxes, as so defined, provided that our earnings before taxes exceed $6.0 million in fiscal 2012. Under the terms of these awards, the formula represents the maximum incentive that could be earned by Mr. Miller and Ms. Nostra for fiscal 2012, and the Compensation Committee had the discretion to reduce the amount otherwise payable under this formula based on such factors as it deemed appropriate.

The Compensation Committee reviews with our Chief Executive Officer our performance compared to our plan for the year in determining the amount of bonuses to be granted to executives other than our Chief Executive Officer and Vice Chairman. In addition to measuring our performance against our plan for the year, individual awards are determined based upon an executive’s base salary relative to other senior executives and the executive’s performance and contribution to us during the year.

In assessing individual performance, much like the determination of base salaries, the Compensation Committee considers the individual’s achievement in light of his or her position and responsibilities and contribution to our financial performance, as well as relative bonus levels among our senior executives. Individual performance is measured by, among other things, our financial performance, including sales growth, margin improvement and cost reduction, as well as managing major corporate transactions such as raising capital or the successful completion of an acquisition. The Compensation Committee retains authority to award bonuses on a discretionary basis reflecting, for example, excellent performance in unusual or difficult circumstances even if our financial plan is not achieved. The Compensation Committee believes that bonuses should constitute a higher percentage of the overall compensation of named executive officers to reward individual performance and our overall performance and, over the past few years, bonus compensation has generally represented an increasing portion of an executive’s cash compensation.

The Compensation Committee discussed the bonuses to be awarded to each of Mr. Nackman, Mr. Miller and Ms. Nostra with G-III’s Chief Executive Officer, who reviewed the performance of each of these executive officers during fiscal 2012. In determining the bonuses to be awarded, the Compensation Committee considered overall company performance, the scope of job responsibilities, tenure with G-III, the contributions by each executive to our performance, the performance of the divisions or departments of G-III for which the executive was responsible, internal equity, the relationship of total compensation paid to compensation paid to other executives and the relationship of compensation paid in fiscal 2012 to compensation paid in prior years. Subject to the maximum bonus permitted by the performance goals adopted with respect to Mr. Miller and Ms. Nostra, the analysis by the Compensation Committee made with respect to each of Mr. Nackman, Mr. Miller and Ms. Nostra generally involved the use of qualitative/subjective individual performance goals.

Bonuses for fiscal 2012 awarded to Mr. Nackman, Mr. Miller and Ms. Nostra are reflected in the Summary Compensation Table set forth in this Proxy Statement. The bonuses paid to Messrs. Goldfarb and Aaron pursuant to their respective employment agreements are also reflected in the Summary Compensation Table. Bonuses are also discussed further in the narrative discussion following the Summary Compensation Table.

Stock-Based Awards.    We believe that equity ownership by management is beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. The Compensation Committee believes that restricted stock units, restricted stock and option awards are consistent with the objectives of our executive compensation program, because grants of restricted stock units, restricted stock or stock options promote a long-term view and incentivize growth in stockholder value. The Compensation Committee believes that the compensation program should provide employees with an opportunity to increase their ownership and potentially gain financially from increases in the price of our Common Stock. By this approach, the best interests of stockholders, executives and employees will be closely aligned. As discussed above, in recent years, the Compensation Committee determined that restricted stock units provided a better matching of benefit to our executives and related cost, as well as lower potential dilution to us.

The Compensation Committee granted restricted stock units to our named executive officers in April 2009, March 2010 and June 2011 as set forth below:

Named Executive Officer	April 2009	March 2010	June 2011
Morris Goldfarb	60,000	90,000	150,000
Sammy Aaron	40,000	60,000	100,000
Wayne S. Miller	30,000	25,000	65,000
Jeanette Nostra	20,000	10,000	7,000
Neal S. Nackman	15,000	5,000	10,000

These grants enable the recipients to receive shares of Common Stock, subject to satisfaction of specified performance and continuing service conditions. In particular, the grants were subject to the satisfaction of a price vesting condition which provided that the above-named executive officers were entitled to receive the applicable number of shares of Common Stock only if the average closing price per share of Common Stock on the NASDAQ Global Select Market was $6.93 or higher, in the case of the April 2009 grants, $25.07 or higher, in the case of the March 2010 grants, and $39.00 or higher, in the case of the June 2011 grants, in each case over a twenty consecutive trading day period. In the case of the April 2009 and March 2010 grants, the price vesting condition was required to be satisfied during the four-year period commencing on the date of grant of the restricted stock units and ending on the day prior to the fourth anniversary of the date of grant. In the case of the June 2011 grants, the price vesting condition is required to be satisfied during the five-year period commencing on the date of grant of the restricted stock units and ending on the day prior to the fifth anniversary of the date of the grant.

As the price vesting condition has been satisfied with respect to the April 2009 grants, we have and will issue to the executive officer 25% of the shares of Common Stock to which the executive officer is entitled on each anniversary of the date of grant, through the fourth anniversary, but only if the executive officer remains employed by us or otherwise performs service for us on the relevant anniversary date. The price vesting condition has also been satisfied with respect to the March 2010 grants and we issued to the executive officer 25% of the shares of Common Stock to which the executive officer is entitled on the second anniversary and will issue an additional 25% on the third anniversary and 50% on the fourth anniversary of the grant date, but only if the executive officer remains employed by us or otherwise performs service for us on the relevant anniversary date. The price vesting condition has not as yet been satisfied with respect to the June 2011 grants.

The grant of restricted stock units, restricted stock or stock options is based primarily on an employee’s potential contribution to our growth and financial results. In determining the size of grants, we also consider the number of shares of restricted stock units or restricted stock and the number and exercise price of stock options previously granted to each executive, and the aggregate amount of the current restricted stock unit, restricted stock or stock option grants. We have granted restricted stock units that vested based on an increase in the price of our Common Stock of between 15% and 25% over the price on the date of grant and that also have a time-based vesting condition. Stock options are granted at the prevailing market value of our Common Stock and will only have value if our stock price increases over the price on the date of grant. Generally, equity grants vest over time, and the individual must be employed by G-III for the stock options to vest. We do not currently have a formal policy with respect to required stock ownership or with respect to adjusting or recovering bonus awards or payments if we were to restate our financial statements.

Other Compensation

Consistent with our pay-for-performance compensation philosophy, we intend to continue to maintain executive benefits and perquisites for our executive officers; however, the Compensation Committee at its discretion may revise, amend or add to our executive officers’ benefits and perquisites if it deems it advisable. We believe these benefits and perquisites are currently at competitive levels for companies similar to ours.

Our named executive officers are eligible to participate in benefit plans generally available to all of our employees, which include health, dental, life insurance, vision and disability plans. We also sponsor a voluntary 401(k) Employee Retirement Savings Plan for eligible employees. Employees must be at least 21 years of age and have one year with us to be eligible to participate in the plan. Fifty percent of the amount of employee contributions, including those by our named executive officers, may be matched by us up to a maximum of six percent of eligible compensation.

In addition, we provide reasonable perquisites to our named executive officers. For a description of the perquisites paid to our named executive officers for fiscal 2012, you should read the Summary Compensation Table and the narrative discussion thereof in this Proxy Statement.

Change-in-Control Payments

We do not have in effect any general plan that provides for change-in-control payments to our executive officers. Our employment agreements with Morris Goldfarb and Sammy Aaron contain change-in-control provisions. In addition, our Compensation Committee approved the terms of executive transition agreements, containing change-in-control provisions, with each of Wayne S. Miller, Jeanette Nostra and Neal S. Nackman. These provisions are discussed under “Potential Payments Upon Termination or Change-in-Control” below.

2005 Stock Incentive Plan

In 2005, our Board of Directors and stockholders adopted the G-III Apparel Group, Ltd. 2005 Stock Incentive Plan (as amended to date, the “2005 Plan”). There were 1,409,079 shares available for issuance under the 2005 Plan as of January 31, 2012.

The 2005 Plan permits us to grant stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to directors, officers, employees, consultants and other individuals (including, independent contractors) who perform or will perform services for us or our affiliates. The 2005 Plan also allows us to grant performance based cash incentive awards under that Plan. The Compensation Committee may establish conditions and restrictions on the vesting of such awards and on the issuance of shares of restricted stock as it deems appropriate, including, without limitation, conditions and restrictions based upon continued service, the attainment of specified performance goals and/or other factors and criteria deemed relevant for this purpose.

Generally, the Compensation Committee administers the 2005 Plan, and has discretion to select the persons to whom awards will be made under the 2005 Plan and prescribe the terms and conditions of each award under the 2005 Plan, subject to the delegation of authority discussed above. The Board of Directors also has the power to administer the 2005 Plan.

With respect to the application of the 2005 Plan to directors who are Non-Employee Directors, the Compensation Committee has sole responsibility and authority for matters relating to the grant and administration of such awards. Our policy the last several years had been to grant to each Non-Employee Director an option to purchase up to 3,000 shares of our Common Stock on the day after each annual meeting of our stockholders with an exercise price equal to the closing price on such day. In April 2011, the Compensation Committee instead awarded each of our Non-Employee Directors at that time, subject to his or her election at the 2011 Annual Meeting, restricted stock units for 2,000 shares of Common Stock, which vest over a five year period.

Timing of Equity Grants

We do not have any plan to select option grant dates or restricted stock or restricted stock unit award grant dates for our named executive officers in coordination with the release of material non-public information. The Compensation Committee has adopted a general policy that equity grants to existing employees should be made annually during the first half of our fiscal year. It is anticipated that equity grants to new hires or upon a promotion will generally be made on the first business day of the month after the commencement of employment or effectiveness of the promotion. The exercise price of all stock options awarded to our named executive officers has been made at the market price on the date of the award. The Committee retains the discretion not to make equity grants at the times provided in the policy if the members determine it is not appropriate to make a grant at such time. Additionally, the Committee retains the discretion to make grants, including an annual equity grant, at times other than as provided in the policy if the members determine circumstances warrant making a grant at such other times.

Effect of Section 162(m) of the Code

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), a publicly held corporation may not deduct as an expense for federal income tax purposes total compensation in excess of $1 million paid in any taxable year to each of its chief executive officer and other named executive officers (other than the Chief Financial Officer). Section 162(m) of the Code provides an exemption for certain “performance-based” compensation. Annual bonus amounts payable to Messrs. Goldfarb and Aaron pursuant to the shareholder-approved formulae contained in their employment agreements, as well as compensation to our named executive officers attributable to performance-based restricted stock units and stock options, are intended to qualify for the “performance-based compensation” exemption. Our Amended and Restated 2005 Stock Incentive Plan also allows us to award annual and other cash incentive compensation to our other named executive officers in a manner that will also qualify them for the “performance-based compensation” exemption.

The Compensation Committee is mindful of the $1 million limit on deductibility of executive compensation under Section 162(m) of the Code; however, the Committee is not constrained from authorizing the payment of compensation that is subject to the deduction limit and may do so, as and when it deems appropriate, and in our best interest, under the circumstances. Morris Goldfarb’s annual salary rate is $1 million per year. Salary does not qualify as “performance–based” compensation for purposes of Section 162(m). Other portions of compensation that Mr. Goldfarb may receive also may not qualify. Although the Compensation Committee considers the net cost to G-III in making all compensation decisions (including the potential limitation on deductibility of executive compensation), there is no assurance that we will be allowed to deduct all of the compensation paid to our executives.

Stockholder Approval of Executive Compensation

G-III is providing stockholders with the opportunity to cast an advisory (non-binding) vote to approve the compensation of G-III’s named executive officers. (See Proposal No. 2.) As an advisory vote, this proposal is non-binding. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions for the named executive officers. In light of the results of the stockholders’ nonbinding advisory vote at the 2011 Annual Meeting with respect to the frequency with which stockholders will vote for the approval of the compensation of G-III’s named executive officers, G-III currently intends to hold an annual nonbinding advisory vote on such named executive officer compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Richard White, Chairman

Laura Pomerantz

Willem van Bokhorst

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation paid to or earned by our chief executive officer, chief financial officer and each of the three other most highly compensated executive officers (collectively, “Named Executive Officers”, individually, a “Named Executive Officer”), based on total compensation (excluding changes in pension value and nonqualified deferred compensation earnings) for the last three completed fiscal years ended January 31 in each year for services in all capacities to us and our subsidiaries.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(1)	Total ($)
Morris Goldfarb	2010	900,000	3,159,720	318,000	—	—	284,912	(2)	324,817	4,987,449
Chairman of the Board and Chief Executive Officer	2011	1,000,000	5,802,444	1,831,500	—	—	30,480	(3)	298,579	8,963,003
	2012	1,000,000	4,930,213	4,606,500	—	—	28,699	(4)	300,684	10,866,096

Neal S. Nackman	2010	308,750	350,000	79,500	—	—	—		13,206	751,456
Chief Financial Officer and Treasurer	2011	325,000	500,000	101,750	—	—	—		14,790	941,540
	2012	325,000	350,000	307,100	—	—	—		14,790	996,890

Sammy Aaron	2010	675,000	2,062,600	212,000	—	—	—		31,157	2,980,757
Vice Chairman	2011	750,000	3,787,708	1,221,000	—	—	—		32,081	5,790,789
	2012	750,000	3,218,333	3,071,000	—	—	—		29,994	7,069,327

Wayne S. Miller	2010	450,000	1,000,000	159,000	—	—	—		65,946	1,674,946
Chief Operating Officer and Secretary	2011	500,000	1,700,000	508,750	—	—	—		68,344	2,777,094
	2012	500,000	1,200,000	1,996,150	—	—	—		68,979	3,765,129

Jeanette Nostra	2010	450,000	700,000	106,000	—	—	—		31,101	1,287,101
President	2011	500,000	500,000	203,500	—	—	—		31,861	1,235,361
	2012	500,000	300,000	214,970	—	—	—		28,806	1,043,776

(1)	All Other Compensation includes the following:

Name	Fiscal Year	Total	Life Insurance Premiums(a)	Supplemental Long-Term Disability Coverage Insurance Premiums(b)	Matching Contribution to 401(k) Plan(c)	Perquisites
Morris Goldfarb	2010	324,817	153,384	18,333	7,350	145,750	(d)
	2011	298,579	138,900	18,333	7,350	133,996	(e)
	2012	300,684	138,890	18,333	7,350	136,111	(f)

Neal S. Nackman	2010	13,206	5,856	—	7,350	—
	2011	14,790	7,440	—	7,350	—
	2012	14,790	7,440	—	7,350	—

Sammy Aaron	2010	31,157	7,382	—	7,350	16,425	(g)
	2011	32,081	7,766	—	7,350	16,965	(g)
	2012	29,994	7,382	—	7,350	15,262	(g)

Wayne S. Miller	2010	65,946	38,667	15,129	7,350	4,800	(h)
	2011	68,344	41,065	15,129	7,350	4,800	(h)
	2012	68,979	40,700	15,129	7,350	5,800	(h)

Jeanette Nostra	2010	31,101	1,080	13,131	7,350	9,540	(i)
	2011	31,861	1,080	13,131	7,350	10,300	(i)
	2012	28,806	—	13,131	7,350	8,325	(i)

(a)	Includes the full amount of all premiums paid by G-III for life insurance coverage.

(b)	Includes the full amount of all premiums paid for supplemental long term disability coverage.

(c)	Includes our matching contributions under our 401(k) Plan (which are equal to 50% of the participant’s contribution up to 6% of salary, subject to limitations under the IRS regulations). There was no matching contribution for fiscal 2009.

(d)	Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $40,000 for tax services paid by us for Mr. Goldfarb and $5,750 for the reimbursement of Mr. Goldfarb’s parking expenses.

(e)	Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $13,996 for the reimbursement of Mr. Goldfarb’s parking expenses.

(f)	Includes our contribution of $100,000 to Mr. Goldfarb’s supplemental executive retirement plan account, $20,000 for tax services paid by us for Mr. Goldfarb and $16,111 for the reimbursement of Mr. Goldfarb’s parking expenses.

(g)	Includes the full amount paid by us on Mr. Aaron’s behalf for personal use of his automobile and parking.

(h)	Includes the full amount paid by us for the reimbursement of Mr. Miller’s parking expenses.

(i)	Includes the full amount paid by us on Ms. Nostra’s behalf for personal use of her automobile and parking.

(2)	Includes $864 of interest and dividend earnings on the investments in Mr. Goldfarb’s supplemental executive retirement plan account and a gain of $284,048 in the market value of the investments in the supplemental executive retirement plan account.

(3)	Includes $1,384 of interest and dividend earnings on the investments in Mr. Goldfarb’s supplemental executive retirement plan account and a gain of $29,096 in the market value of the investments in the supplemental executive retirement plan account.

(4)	Includes $7,033 of interest and dividend earnings on the investments in Mr. Goldfarb’s supplemental executive retirement plan account and a net gain of $21,666 in the market value of the investments in the supplemental executive retirement plan account.

Narrative Discussion of Summary Compensation Table Information

The following is a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the foregoing Summary Compensation Table. The following narrative disclosure is separated into sections, with a separate section for each of our named executive officers.

Morris Goldfarb

Base Salary and Bonus

Pursuant to his employment agreement, Mr. Goldfarb was scheduled to be paid a base annual salary at the rate of $1,000,000 in fiscal 2010, but Mr. Goldfarb agreed to be paid a base annual salary at the reduced rate of $800,000 for the six-month period beginning February 1, 2009. His base annual salary was returned to the rate of $1,000,000 effective August 1, 2009. His base annual salary payments for fiscal 2010 totaled $900,000. His base annual salary for each of fiscal 2011 and fiscal 2012 was $1,000,000.

Mr. Goldfarb has a performance-based incentive bonus provision in his employment agreement. This incentive provision is intended to recognize Mr. Goldfarb’s unique role in overall management and corporate strategy and provide incentive compensation based on overall performance by G-III. Mr. Goldfarb received annual bonuses of $3,159,720, $5,802,444 and $4,930,213 with respect to fiscal 2010, fiscal 2011 and fiscal 2012, respectively. A more complete description of Mr. Goldfarb’s employment agreement is set forth below under the heading “Goldfarb Employment Agreement.”

Mr. Goldfarb’s base salary constituted 18.0%, 11.2% and 9.2% of his total compensation in fiscal 2010, fiscal 2011 and fiscal 2012, respectively. His cash bonus constituted 63.4%, 64.7% and 45.4% of his total compensation in fiscal 2010, fiscal 2011 and fiscal 2012, respectively.

Goldfarb Employment Agreement

Mr. Goldfarb has an employment agreement with us that is effective through January 31, 2015. This agreement is automatically extended each year for an additional year unless either Mr. Goldfarb or we provide a notice prior to January 31 each year that the agreement should not be extended any further. The agreement provides for an annual base salary of $1,000,000 with increases at the discretion of the Board of Directors. Mr. Goldfarb entered into an amendment to his employment agreement with us in January 2009 voluntarily reducing his annual base salary rate to $800,000 for the six-month period beginning on February 1, 2009. His annual base salary rate returned to $1,000,000 effective August 1, 2009. There is an annual incentive bonus equal to varying percentages of pre-tax income (as defined in the employment agreement) if pre-tax income exceeds $2,000,000. The percentages vary from 3% of pre-tax income if pre-tax income is between $2,000,000 and $3,000,000, up to 6% of pre-tax income if pre-tax income is $4,000,000 or more.

Pursuant to the employment agreement, we contribute $100,000 per year to a supplemental pension trust for Mr. Goldfarb’s benefit for each year in which net after-tax income (as defined in the employment agreement) exceeds $1,500,000. The employment agreement also provides for a $5,000,000 life insurance policy which names Mr. Goldfarb’s wife as beneficiary. In addition, pursuant to the employment agreement, in the event that Morris Goldfarb’s employment is terminated (i) by us without cause or (ii) by Morris Goldfarb because of a material breach by us of the agreement, in either case at any time after a “Change in Control” (as defined in the employment agreement), then Mr. Goldfarb will be entitled to receive from us, in general, (a) an amount equal to 2.99 times his base salary and bonus, as well as (b) certain employment-related benefits for a period of three years from the date of his termination.

Stock Based Awards

On each of June 26, 2010 and June 26, 2011, 12,500 shares of Common Stock were delivered to Mr. Goldfarb pursuant to a June 2008 grant of restricted stock units.

In April 2009, our Compensation Committee granted Mr. Goldfarb restricted stock units that enable him to receive up to 60,000 shares of our Common Stock, subject to satisfaction of performance and other vesting conditions. The performance condition has been satisfied and on each of April 15, 2010, April 15, 2011 and April 15, 2012, the first three of four annual vesting dates with respect to 25% of the restricted stock units, 15,000 shares of Common Stock were delivered to Mr. Goldfarb.

In March 2010, our Compensation Committee granted Mr. Goldfarb restricted stock units that enable him to receive up to 90,000 shares of our Common Stock, subject to satisfaction of performance and other vesting conditions. The performance condition has been satisfied and on March 17, 2012, the first vesting date with respect to 25% of the restricted stock units, 22,500 shares of Common Stock were delivered to Mr. Goldfarb.

In June 2011, our Compensation Committee granted Mr. Goldfarb restricted stock units that enable him to receive up to 150,000 shares of our Common Stock, subject to satisfaction of performance and other vesting conditions. The performance condition with respect to this grant has not as yet been satisfied. See “Grant of Plan-Based Awards — Fiscal Year 2012 Equity Awards” for a summary of the terms and conditions of these restricted stock units.

Other Compensation

Other compensation for Mr. Goldfarb for fiscal 2010 includes (i) $153,384 for premiums paid by us for life insurance coverage; (ii) $18,333 for premiums paid by us for supplemental long term disability coverage; (iii) $7,350 of matching contributions under our 401(k) Plan; (iv) our $100,000 contribution to Mr. Goldfarb’s supplemental executive retirement plan account; (v) $40,000 for personal tax services paid by us for Mr. Goldfarb; and (vi) $5,750 for parking expenses paid by us on behalf of Mr. Goldfarb.

Other compensation for Mr. Goldfarb for fiscal 2011 includes: (i) $138,900 for premiums paid by us for life insurance coverage; (ii) $18,333 for premiums paid by us for supplemental long term disability coverage; (iii) our $100,000 contribution to Mr. Goldfarb’s supplemental executive retirement plan account; (iv) $20,000 for personal tax services paid by us for Mr. Goldfarb; and (v) $13,996 for parking expenses paid by us on behalf of Mr. Goldfarb.

Other compensation for Mr. Goldfarb for fiscal 2012 includes: (i) $138,890 for premiums paid by us for life insurance coverage; (ii) $18,333 for premiums paid by us for supplemental long term disability coverage; (iii) our $100,000 contribution to Mr. Goldfarb’s supplemental executive retirement plan account; (iv) $20,000 for personal tax services paid by us for Mr. Goldfarb; and (v) $16,111 for parking expenses paid by us on behalf of Mr. Goldfarb.

Neal S. Nackman

Base Salary and Bonus

In fiscal 2010, Mr. Nackman’s base annual salary was reduced to the rate of $292,500 for the six-month period beginning February 1, 2009 and returned to the rate of $325,000 effective August 1, 2009. His base salary payments for fiscal 2010 totaled $308,750. His base annual salary for each of fiscal 2011 and fiscal 2012 was $325,000. Mr. Nackman received annual bonuses of $350,000, $500,000 and $350,000 with respect to fiscal 2010, fiscal 2011 and fiscal 2012, respectively. Mr. Nackman’s base salary constituted 41.1%, 34.5% and 32.6% of his total compensation in fiscal 2010, fiscal 2011 and fiscal 2012, respectively. His cash bonus constituted approximately 46.6%, 53.1% and 35.1% of his total compensation in fiscal 2010, fiscal 2011 and fiscal 2012, respectively.

Stock Based Awards

In April 2009, our Compensation Committee granted Mr. Nackman restricted stock units that enable him to receive up to 15,000 shares of our Common Stock, subject to satisfaction of performance and other vesting conditions. The performance condition has been satisfied and on each of April 15, 2010, April 15, 2011 and April 15, 2012, the first three of four annual vesting dates with respect to 25% of the restricted stock units, 3,750 shares of Common Stock were delivered to Mr. Nackman.

In March 2010, our Compensation Committee granted Mr. Nackman restricted stock units that enable him to receive up to 5,000 shares of our Common Stock, subject to satisfaction of performance and other vesting conditions. The performance condition has been satisfied and on March 17, 2012, the first vesting date with respect to 25% of the restricted stock units, 1,250 shares of Common Stock were delivered to Mr. Nackman.

In June 2011, our Compensation Committee granted Mr. Nackman restricted stock units that enable him to receive up to 10,000 shares of our Common Stock, subject to satisfaction of performance and other vesting conditions. The performance condition with respect to this grant has not as yet been satisfied. See “Grant of Plan-Based Awards — Fiscal Year 2012 Equity Awards” for a summary of the terms and conditions of these restricted stock units.

Other Compensation

Other compensation for Mr. Nackman for fiscal 2010 includes (i) $5,856 for premiums paid by us for life insurance coverage; and (ii) $7,350 of matching contributions under our 401(k) Plan.

Other compensation for Mr. Nackman for fiscal 2011 includes (i) $7,440 for premiums paid by us for life insurance coverage; and (ii) $7,350 of matching contributions under our 401(k) Plan.

Other compensation for Mr. Nackman for fiscal 2012 includes (i) $7,440 for premiums paid by us for life insurance coverage; and (ii) $7,350 of matching contributions under our 401(k) Plan.

Sammy Aaron

Base Salary and Bonus

Under Mr. Aaron’s employment agreement, his base annual salary was scheduled to increase to $750,000 from $650,000 as of February 1, 2009. In fiscal 2010, Mr. Aaron agreed to be paid a base annual salary at the reduced rate of $600,000 for the six-month period beginning February 1, 2009. His base annual salary was returned to the contractual rate of $750,000 effective August 1, 2009. His base salary payments for fiscal 2010 totaled $675,000. His base annual salary for each of fiscal 2011 and fiscal 2012 was $750,000.

Mr. Aaron has a performance-based incentive bonus provision in his employment agreement that became effective with respect to fiscal 2010. This incentive provision is intended to recognize Mr. Aaron’s significant role in overall management and corporate strategy and provide incentive compensation based on overall performance by G-III. Mr. Aaron received annual bonuses of $2,062,600, $3,787,708 and $3,218,333 with respect to fiscal 2010, fiscal 2011 and fiscal 2012, respectively. A more complete description of Mr. Aaron’s employment agreement is set forth below under the heading “Aaron Employment Agreement.”

Mr. Aaron’s base salary constituted approximately 22.6%, 13.0% and 10.6% of his total compensation in fiscal 2010, fiscal 2011 and fiscal 2012, respectively. His cash bonus constituted approximately 69.2%, 65.4% and 45.5% of his total compensation in fiscal 2010, fiscal 2011 and fiscal 2012, respectively.

Aaron Employment Agreement

Mr. Aaron has an employment agreement with us that is effective through January 31, 2013. The agreement provides for automatic one-year renewals unless either party gives written notice to the other at least six months prior to the expiration of the term. The agreement provides for an annual base salary of $750,000. In January 2009, Mr. Aaron voluntarily agreed to amend his employment agreement with us to decrease his annual base salary rate to $600,000 for the six-month period commencing February 1, 2009. Mr. Aaron’s employment agreement also provides that Mr. Aaron is entitled to receive a bonus of up to 4% of our Pre-Tax Income (as defined in the employment agreement) in excess of $2,000,000.

Mr. Aaron is entitled to participate in our benefit plans. If the employment agreement is terminated by us without justifiable cause (as defined in the employment agreement) or by Mr. Aaron for good reason (as defined in his employment agreement), Mr. Aaron is entitled to receive his salary and benefits for the remainder of the term of the employment agreement, subject to compliance by Mr. Aaron with his non-competition and other certain obligations in the employment agreement. In addition, the employment agreement provides that if a “Change in Control” (as defined in the employment agreement) occurs and Mr. Aaron is terminated without justifiable cause or resigns for good reason within three months of the event giving rise to such good reason, he will be entitled to continuation of specified benefits and periodic severance payments totaling 2.0 times the sum of (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash bonus earned during our two fiscal years before the fiscal year of his termination of employment.

Stock Based Awards

In April 2009, our Compensation Committee granted Mr. Aaron restricted stock units that enable him to receive up to 40,000 shares of our Common Stock, subject to satisfaction of performance and other vesting conditions. The performance condition has been satisfied and on each of April 15, 2010, April 15, 2011 and April 15, 2012, the first three of four annual vesting dates with respect to 25% of the restricted stock units, 10,000 shares of Common Stock were delivered to Mr. Aaron.

In March 2010, our Compensation Committee granted Mr. Aaron restricted stock units that enable him to receive up to 60,000 shares of our Common Stock, subject to satisfaction of performance and other vesting conditions. The performance condition has been satisfied and on March 17, 2012, the first vesting date with respect to 25% of the restricted stock units, 15,000 shares of Common Stock were delivered to Mr. Aaron.

In June 2011, our Compensation Committee granted Mr. Aaron restricted stock units that enable him to receive up to 100,000 shares of our Common Stock, subject to satisfaction of performance and other vesting conditions. The performance condition with respect to this grant has not as yet been satisfied. See “Grant of Plan-Based Awards — Fiscal Year 2012 Equity Awards” for a summary of the terms and conditions of these restricted stock units.

Other Compensation

Other compensation for Mr. Aaron for fiscal 2010 includes (i) $7,382 for premiums paid by us for life insurance coverage; (ii) $16,425 paid by us on Mr. Aaron’s behalf for personal use of his automobile and parking; and (iii) $7,350 of matching contributions under our 401(k) Plan.

Other compensation for Mr. Aaron for fiscal 2011 includes (i) $7,766 for premiums paid by us for life insurance coverage; (ii) $16,965 paid by us on Mr. Aaron’s behalf for personal use of his automobile and parking; and (iii) $7,350 of matching contributions under our 401(k) Plan.

Other compensation for Mr. Aaron for fiscal 2012 includes (i) $7,382 for premiums paid by us for life insurance coverage; (ii) $15,262 paid by us on Mr. Aaron’s behalf for personal use of his automobile and parking; and (iii) $7,350 of matching contributions under our 401(k) Plan.

Wayne S. Miller

Base Salary and Bonus

In fiscal 2010, Mr. Miller’s base annual salary was reduced to the rate of $400,000 from $500,000 for the six-month period beginning February 1, 2009 and returned to the rate of $500,000 effective August 1, 2009. His base salary payments for fiscal 2010 totaled $450,000. His base annual salary for each of fiscal 2011 and fiscal 2012 was $500,000. Mr. Miller received annual bonuses of $1,000,000, $1,700,000 and $1,200,000 with respect to fiscal 2010, fiscal 2011 and fiscal 2012, respectively. Mr. Miller’s base salary constituted approximately 26.9%, 18.0% and 13.3% of his total compensation in fiscal 2010, fiscal 2011 and fiscal 2012, respectively, and his cash bonus constituted 59.7%, 61.2% and 31.9% of his total compensation in fiscal 2010, fiscal 2011 and fiscal 2012, respectively.

Stock Based Awards

On each of June 26, 2010 and June 26, 2011, 12,500 shares of Common Stock were delivered to Mr. Miller pursuant to a June 2008 grant of restricted stock units.

In April 2009, our Compensation Committee granted Mr. Miller restricted stock units that enable him to receive up to 30,000 shares of our Common Stock, subject to satisfaction of performance and other vesting conditions. The performance condition has been satisfied and on each of April 15, 2010, April 15, 2011 and April 15, 2012, the first three of four annual vesting dates with respect to 25% of the restricted stock units, 7,500 shares of Common Stock were delivered to Mr. Miller.

In March 2010, our Compensation Committee granted Mr. Miller restricted stock units that enable him to receive up to 25,000 shares of our Common Stock, subject to satisfaction of performance and other vesting conditions. The performance condition has been satisfied and on March 17, 2012, the first vesting date with respect to 25% of the restricted stock units, 6,250 shares of Common Stock were delivered to Mr. Miller.

In June 2011, our Compensation Committee granted Mr. Miller restricted stock units that enable him to receive up to 65,000 shares of our Common Stock, subject to satisfaction of performance and other vesting conditions. The performance condition with respect to this grant has not as yet been satisfied. See “Grant of Plan-Based Awards — Fiscal Year 2012 Equity Awards” for a summary of the terms and conditions of these restricted stock units.

Other Compensation

Other compensation for Mr. Miller for fiscal 2010 includes (i) $38,667 for premiums paid by us for life insurance coverage; (ii) $15,129 for premiums paid by us for supplemental long term disability coverage; (iii) $7,350 of matching contributions under our 401(k) Plan; and (iv) $4,800 for parking expenses paid by us on behalf of Mr. Miller.

Other compensation for Mr. Miller for fiscal 2011 includes (i) $41,065 for premiums paid by us for life insurance coverage; (ii) $15,129 for premiums paid by us for supplemental long term disability coverage; (iii) $7,350 of matching contributions under our 401(k) Plan; and (iv) $4,800 for parking expenses paid by us on behalf of Mr. Miller.

Other compensation for Mr. Miller for fiscal 2012 includes (i) $40,700 for premiums paid by us for life insurance coverage; (ii) $15,129 for premiums paid by us for supplemental long term disability coverage; (iii) $7,350 of matching contributions under our 401(k) Plan; and (iv) $5,800 for parking expenses paid by us on behalf of Mr. Miller.

Jeanette Nostra

Base Salary and Bonus

In fiscal 2010, Ms. Nostra’s base annual salary was reduced to the rate of $400,000 from $500,000 for the six-month period beginning February 1, 2009 and returned to the rate of $500,000 effective August 1, 2009. Her base salary payments for fiscal 2010 totaled $450,000. Her base annual salary for each of fiscal 2011 and fiscal 2012 was $500,000. Ms. Nostra received annual bonuses of $700,000, $500,000 and $300,000 with respect to fiscal 2010, fiscal 2011 and fiscal 2012, respectively. Ms. Nostra’s base salary constituted approximately 35.0%, 40.5% and 47.9% of her total compensation in fiscal 2010, fiscal 2011 and fiscal 2012, respectively, and her cash bonus constituted 54.4%, 40.5% and 28.7% of her total compensation in fiscal 2010, fiscal 2011 and fiscal 2012, respectively.

Stock Based Awards

On each of June 26, 2010 and June 26, 2011, 8,750 shares of Common Stock were delivered to Ms. Nostra pursuant to a June 2008 grant of restricted stock units.

In April 2009, our Compensation Committee granted Ms. Nostra restricted stock units that enable her to receive up to 20,000 shares of our Common Stock, subject to satisfaction of performance and other vesting conditions. The performance condition has been satisfied and on each of April 15, 2010, April 15, 2011 and April 15, 2012, the first three of four annual vesting dates with respect to 25% of the restricted stock units, 5,000 shares of Common Stock were delivered to Ms. Nostra.

In March 2010, our Compensation Committee granted Ms. Nostra restricted stock units that enable her to receive up to 10,000 shares of our Common Stock, subject to satisfaction of performance and other vesting conditions. The performance condition has been satisfied and on March 17, 2012, the first vesting date with respect to 25% of the restricted stock units, 2,500 shares were delivered to Ms. Nostra.

In June 2011, our Compensation Committee granted Ms. Nostra restricted stock units that enable her to receive up to 7,000 shares of our Common Stock, subject to satisfaction of performance and other vesting conditions. The performance condition with respect to this grant has not as yet been satisfied. See “Grant of Plan-Based Awards — Fiscal Year 2012 Equity Awards” for a summary of the terms and conditions of these restricted stock units.

Other Compensation

Other compensation for Ms. Nostra for fiscal 2010 includes (i) $1,080 for premiums paid by us for life insurance coverage; (ii) $13,131 for premiums paid by us for supplemental long term disability coverage; (iii) $7,350 of matching contributions under our 401(k) Plan; and (iv) $9,540 paid by us on Ms. Nostra’s behalf for personal use of her automobile and parking.

Other compensation for Ms. Nostra for fiscal 2011 includes (i) $1,080 for premiums paid by us for life insurance coverage; (ii) $13,131 for premiums paid by us for supplemental long term disability coverage; (iii) $7,350 of matching contributions under our 401(k) Plan; and (iv) $10,300 paid by us on Ms. Nostra’s behalf for personal use of her automobile and parking.

Other compensation for Ms. Nostra for fiscal 2012 includes (i) $13,131 for premiums paid by us for supplemental long term disability coverage; (ii) $7,350 of matching contributions under our 401(k) Plan; and (iv) $8,325 paid by us on Ms. Nostra’s behalf for personal use of her automobile and parking.

GRANTS OF PLAN-BASED AWARDS

In June 2011, we granted restricted stock units to each of our Named Executive Officers. The following table summarizes the grant of restricted stock units made to each of the Named Executive Officers in the fiscal year ended January 31, 2012.

Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units(1)	Grant Date Fair Value of Stock Awards(2)
Morris Goldfarb	6/29/2011	150,000	$4,606,500
Sammy Aaron	6/29/2011	100,000	$3,071,000
Wayne S. Miller	6/29/2011	65,000	$1,996,150
Jeanette Nostra	6/29/2011	7,000	$214,970
Neal S. Nackman	6/29/2011	10,000	$307,100

(1)	The amounts reflect the number of restricted stock units awarded to the named executive officers in fiscal 2012. For a description of the awards, see “Fiscal Year 2012 Equity Awards” below.

(2)	The amounts reflect the full grant date value of restricted stock units under ACS 718 awarded to the named executive officers in fiscal 2012. For a discussion of valuation assumptions, see Note H to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2012.

Fiscal Year 2012 Equity Awards

The restricted stock unit awards disclosed in the Grants of Plan-Based Awards Table were issued under the 2005 Plan. The above-named executive officers are entitled to receive these shares of Common Stock only if the average closing price per share of Common Stock on the NASDAQ Global Select Market is $39.00 or higher over a twenty consecutive trading day period during the five-year period commencing on June 30, 2011 and ending on June 29, 2016 (the “Price Vesting Condition”). The Price Vesting Condition, which represented a premium of 17.6% to the closing price of our Common Stock on the grant date, has not as yet been satisfied. If the Price Vesting

Condition is satisfied and the named executive officer remains employed by us or otherwise provides service for us, we will issue to the executive officer 25% of the shares of Common Stock to which the executive officer is entitled on the second, third, fourth and fifth anniversaries of the date of the grant, but only if the executive officer remains employed by us or otherwise performs service for us on the relevant anniversary date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the outstanding option and stock awards held by each Named Executive Officer at January 31, 2012.

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Morris Goldfarb							150,000 90,000 30,000 37,500	(2) (3) (4) (5)	3,429,000 2,057,400 685,800 857,250

Neal S. Nackman	12/02/2003	12,800			7.13	12/02/2013	10,000 5,000 7,500	(2) (3) (4)	228,600 114,300 171,450
	10/19/2007	2,800	1,400		18.40	10/19/2017

Sammy Aaron							100,000 60,000 20,000	(2) (3) (4)	2,286,000 1,371,600 457,200

Wayne S. Miller							65,000 25,000 15,000 12,500	(2) (3) (4) (5)	1,485,900 571,500 342,900 285,750

Jeanette Nostra							7,000 10,000 10,000 8,750	(2) (3) (4) (5)	160,020 228,600 228,600 200,025

(1)	Market value of unvested restricted stock units assumes a price of $22.86 per share of our Common Stock as of January 31, 2012.

(2)	Reflects unvested deferred stock units issued to the Named Executive Officers in fiscal 2012 under the 2005 Plan. Subject to satisfaction of a price vesting condition that has not as yet been satisfied, each Named Executive Officer’s right to receive these shares of Common Stock will become vested in accordance with the following schedule: 25% on June 29, 2013, 25% on June 29, 2014, 25% on June 29, 2015 and 25% on June 29, 2016.

(3)	Reflects unvested restricted stock units issued to the Named Executive Officers in fiscal 2011 under the 2005 Plan. Each Named Executive Officer’s right to receive these shares of Common Stock will become vested in accordance with the following schedule: 25% on March 17, 2012, 25% on March 17, 2013, and 50% on March 17, 2014. An additional price vesting condition has been satisfied.

(4)	Reflects unvested restricted stock units issued to the Named Executive Officers in fiscal 2010 under the 2005 Plan. Each Named Executive Officer’s right to receive these shares of Common Stock will become vested in two equal annual increments on April 15, 2012 and April 15, 2013. An additional price vesting condition has been satisfied.

(5)	Reflects unvested restricted stock units issued to the Named Executive Officers in fiscal 2009 under the 2005 Plan. Each Named Executive Officer’s right to receive these shares of Common Stock will become vested on June 26, 2012. An additional price vesting condition has been satisfied.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information as to all option exercises and shares vested for the Named Executive Officers for the fiscal year ended January 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Morris Goldfarb	—	—	52,500	1,856,250
Neal S. Nackman	10,000	311,653	3,750	146,250
Sammy Aaron	—	—	10,000	390,000
Wayne S. Miller	—	—	20,000	716,250
Jeanette Nostra	—	—	13,750	491,625

(1)	Reflects the aggregate market value of the common stock on date of exercise less the aggregate exercise price paid.

(2)	Reflects vested restricted stock units issued net of shares used to settle taxes in fiscal 2012 under the 2005 Plan. With respect to June 2008 grants, 25% of the restricted stock units vested on June 26, 2011 and the remainder will vest on June 26, 2012. With respect to the April 2009 grants, 25% of the restricted stock units vested on April 15, 2011 and the remainder will vest in equal annual increments on, April 15, 2012 and April 15, 2013.

(3)	Reflects the aggregate value of the net shares issued at a market price of $39.00 on the April 15, 2011 vesting date and $33.90 on the June 26, 2011 vesting date.

NONQUALIFIED DEFERRED COMPENSATION

The table below sets forth information on deferred compensation plans of the Named Executive Officers that are not tax-qualified for the fiscal year ended January 31, 2012.

Name	Executive Contributions in Fiscal 2011 ($)	Registrant Contributions in Fiscal 2011 ($)		Aggregate Earnings (Loss) in Fiscal 2012 ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at January 31, 2012 ($)
Morris Goldfarb		100,000	(1)	28,699	(2)		1,045,265	(3)

(1)	Amount has been reported as “All Other Compensation” in the Summary Compensation Table.

(2)	Amount has been reported as “Change in Pension Value and Nonqualified Deferred Compensation Earning” in the Summary Compensation table.

(3)	Reflects the aggregate amount of contributions by the Company for the named executive officer during his career with GIII plus the investment earnings thereon. Amounts deferred each year by the named executive officer have been reported in the Summary Compensation Tables in G-III’s proxy statement in the year earned.

Pursuant to Morris Goldfarb’s employment agreement, we have contributed $100,000 to a supplemental pension trust for Mr. Goldfarb’s benefit for fiscal 2012.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into employment agreements with each of Messrs. Goldfarb and Aaron, and executive transition agreements with each of Mr. Nackman, Mr. Miller and Ms. Nostra, which require us to make payments and provide benefits to them in the event of a termination of employment or a change in control.

Severance and Change in Control Arrangements of Mr. Goldfarb

In the event we terminate Mr. Goldfarb’s employment for cause (as defined in his employment agreement) or Mr. Goldfarb voluntarily resigns without cause (as defined in his employment agreement), Mr. Goldfarb will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event we terminate Mr. Goldfarb’s employment without cause, or Mr. Goldfarb terminates his employment for cause, Mr. Goldfarb will continue to receive his annual salary, annual bonus and other benefits for the term of the employment agreement. If such termination is effectuated after the occurrence of a “Change in Control” (as defined in the employment agreement), then, in lieu of the payments described in the preceding sentence, Mr. Goldfarb will be entitled to receive an amount equal to 2.99 times his annual base salary and bonus in a lump sum in cash within 30 days after such termination date, plus certain employment-related benefits for a period of three years from the date of his termination. If Mr. Goldfarb’s employment is terminated due to his death, Mr. Goldfarb’s estate will be entitled to receive the base salary for a period of six months from the last day of the month of his death and will be eligible to receive bonus compensation pro-rated according to the number of days of employment in such fiscal year.

Severance and Change in Control Arrangements of Mr. Aaron

If we terminate Mr. Aaron’s employment for justifiable cause (as defined in his employment agreement) or Mr. Aaron voluntarily resigns without good reason (as defined in his employment agreement), Mr. Aaron will not be entitled to any severance or other compensation of any kind following the effective date of such termination, other than such portion of base salary and other compensation accrued through the date of the termination.

In the event Mr. Aaron’s employment is terminated without justifiable cause or by Mr. Aaron for good reason, Mr. Aaron will continue to receive his annual salary and other benefits for the term of the employment. However, if a “Change in Control” (as defined in the employment agreement) occurs and Mr. Aaron is terminated without justifiable cause or resigns for good reason within three months of the event giving rise to such good reason, he will be entitled to continuation of specified benefits and periodic severance payments totaling 2.0 times the sum of (a) his highest annual salary in effect during the one-year period before his termination of employment and (b) the average annual cash bonus earned during our two fiscal years before the fiscal year of his termination of employment. Our obligation to pay such compensation will be conditional upon Mr. Aaron executing a general release. If Mr. Aaron’s employment agreement is terminated due to his disability or death, Mr. Aaron will be entitled to receive such portion of his annual salary, accrued leave and reimbursement of expenses as has been accrued through the date on which his employment is terminated or through the date of his death.

Mr. Aaron has agreed that until one year following the termination of his employment (or, if a Change in Control occurs and Mr. Aaron is terminated without justifiable cause or resigns for good reason within three months of the event giving rise to such good reason, until the date that is six months after his termination date) he will not carry on, take part in, or render services to, any person engaged in the manufacture, distribution, sale or promotion of men’s and women’s outerwear or women’s suits and will not cause any customers with whom we have a business relationship to cancel or terminate such business relationship or solicit or hire from any of our employees. In addition, Mr. Aaron has agreed that at any time following expiration or termination of his employment, he will not disclose to any person any confidential information (as defined in the employment agreement) acquired during the course of his employment relating to G-III or any client of G-III.

Severance and Change in Control Arrangements of Mr. Nackman, Mr. Miller and Ms. Nostra

The executive transition agreements between Mr. Nackman and us, Mr. Miller and us and Ms. Nostra and us provide that if a “Change in Control” (as defined in the executive transition agreement) occurs and, during the three months before a Change in Control or the two years after a Change in Control, Mr. Miller or Ms. Nostra is terminated by us without “Cause” (as defined in the executive transition agreement) or resigns for “Good Reason” (as defined in the executive transition agreement) he or she will be entitled to continuation of specified benefits and periodic severance payments totaling 1.5 times the sum of (a) his or her highest annual salary in effect during the one-year period before his or her termination of employment and (b) the average annual cash bonus he or she earned during our two fiscal years before the fiscal year of his or her termination of employment.

Acceleration of Vesting upon Termination or Change in Control

There are no agreements with the Named Executive Officers that provide for an acceleration of vesting of the stock options upon their termination of employment or a change in control. Each Named Executive Officer has three months after the termination of his employment to exercise his vested stock options, unless his employment is terminated by reason of death or disability, in which case any vested stock options would remain exercisable for one year after termination, or his employment is terminated for cause, in which case the options will immediately terminate and cease to be exercisable.

Estimated Payouts on Termination of Employment

The following tables disclose the estimated payments and benefits that would be provided to each of Messrs. Goldfarb, Aaron, Nackman and Miller and Ms. Nostra, applying the assumptions that each of the triggering events described in their respective employment or executive transition agreements took place on January 31, 2012 and their last day of employment was January 31, 2012.

These amounts are in addition to benefits payable generally to our salaried employees, such as distributions under G-III’s 401(k) plan, disability benefits and accrued vacation pay.

Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.

Morris Goldfarb, Chairman and Chief Executive Officer

	Termination without Cause or Resignation for Cause		Termination without Cause or Resignation for Cause in Connection with a Change in Control
Base Salary	$3,000,000	(1)	$2,990,000	(1)
Bonus	$14,790,639	(2)	$14,741,337	(2)
Value of Medical Benefits	$471,669	(3)	$470,097	(3)

Total	$18,262,308		$18,201,434

(1)	Assumes a base salary of $1,000,000 per year.

(2)	Assumes that the annual cash bonus of Mr. Goldfarb for the remainder of the term of his employment will be equal to the bonus granted to Mr. Goldfarb for fiscal 2012.

(3)	Includes the premiums to be paid by G-III for life insurance and supplemental long term disability coverage.

Sammy Aaron, Vice Chairman

	Termination without Cause or Resignation for Cause		Termination without Cause or Resignation for Cause in Connection with a Change in Control
Base Salary	$750,000	(1)	$1,500,000	(1)
Bonus	$3,218,333	(2)	$6,436,666	(2)
Value of Medical Benefits	$7,382	(3)	$14,764	(3)

Total	$3,975,715		$7,951,430

(1)	Assumes a base salary of $750,000 per year.

(2)	Assumes that the annual cash bonus of Mr. Aaron for the remainder of the term of his employment will be equal to the bonus granted to Mr. Aaron for fiscal 2012.

(3)	Includes the premiums to be paid by G-III for life insurance.

Neal S. Nackman, Chief Financial Officer

	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control
Base Salary	$487,500	(1)
Bonus	$525,000	(2)
Value of Medical Benefits	$11,160	(3)

Total	$1,023,660

(1)	Assumes a base salary of $325,000 per year.

(2)	Assumes that the annual cash bonus earned by Mr. Nackman during the two fiscal years preceding the fiscal year in which Mr. Nackman’s employment terminates is $350,000, which is equal to the bonus granted to Mr. Nackman for fiscal 2012.

(3)	Includes the premiums to be paid by G-III for life insurance.

Wayne S. Miller, Chief Operating Officer

	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control
Base Salary	$750,000	(1)
Bonus	$1,800,000	(2)
Value of Medical Benefits	$61,050	(3)

Total	$2,611,050

(1)	Assumes a base salary of $500,000 per year.

(2)	Assumes that the annual cash bonus earned by Mr. Miller during the two fiscal years preceding the fiscal year in which Mr. Miller’s employment terminates is $1,200,000, which is equal to the bonus granted to Mr. Miller for fiscal 2012.

(3)	Includes the premiums to be paid by G-III for life insurance.

Jeanette Nostra, President

	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control
Base Salary	$750,000	(1)
Bonus	$450,000	(2)
Value of Medical Benefits	$1,620	(3)

Total	$1,201,620

(1)	Assumes a base salary of $500,000 per year.

(2)	Assumes that the annual cash bonus earned by Ms. Nostra during the two fiscal years preceding the fiscal year in which Ms. Nostra’s employment terminates is $300,000, which is equal to the bonus granted to Ms. Nostra for fiscal 2012.

(3)	Includes the premiums to be paid by G-III for life insurance.

DIRECTOR COMPENSATION

Set forth below is a table presenting compensation information with respect to all of our Directors for the fiscal year ended January 31, 2012. Compensation information for our directors, who are also executive officers, is reported in the Summary Compensation Table appearing elsewhere in this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)		Option Awards ($)	All Other Compensation ($)	Total ($)
Thomas J. Brosig	32,917	66,840	(2)	—	—	99,757
Alan Feller	49,396	66,840	(2)	—	—	116,236
Jeffrey Goldfarb(4)	—	—		—	—	—
Carl Katz	31,917	66,840	(2)	—	—	98,757
Laura Pomerantz	35,917	66,840	(2)	—	—	102,757
Willem van Bokhorst	43,917	66,840	(2)	—	—	110,757
Cheryl Vitali	19,250	97,620	(3)	—	—	116,870
Richard White	60,188	66,840	(2)	—	—	127,028

(1)	The amount indicated includes the annual cash retainer, annual payments to the chairs of committees and fees for each Board or committee meeting attended.

(2)	In April 2011, our Compensation Committee granted each of Thomas Brosig, Alan Feller, Carl Katz, Laura Pomerantz, Willem van Bokhorst and Richard White restricted stock units, which became effective after their re-election to the Board at the 2011 Annual Meeting, that enable each of them to receive up to 2,000 shares of our Common Stock, subject to satisfaction of specified conditions. The dollar value of this stock award represents the grant date fair value computed in accordance with FASB ASC Topic 718.

(3)	In July 2011, upon her election to the Board of Directors, our Compensation Committee granted Cheryl Vitali restricted stock units that enable her to receive up to 3,000 shares of our Common Stock, subject to satisfaction of specified conditions. The dollar value of this stock award represents the grant date fair value computed in accordance with FASB ASC Topic 718.

(4)	Jeffrey Goldfarb does not receive any compensation for his services as a director. Certain compensation information with respect to Mr. Goldfarb, who is a director and an employee of ours, is set forth under “Certain Relationships and Related Transactions.”

Compensation of Directors

In April 2011, we increased the annual compensation of our Non-Employee Directors to a rate of $30,000 per year from $20,000 per year. In addition, Non-Employee Directors receive a fee of $1,000 per Board or Committee meeting attended, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at Board meetings. In April 2011, we also increased the annual fee paid to each Non-Employee Director who serves as the Chair of the Audit Committee or the Compensation Committee from $7,500 to $10,000 and the annual fee paid to the Non-Employee Director who serves as the Chair of the Nominating Committee from $5,000 to $6,000.

Each Non-Employee Director had normally been granted an option to purchase up to 3,000 shares of Common Stock on the day after each annual meeting of our stockholders. These options were granted under our 2005 Plan. In April 2011, the Compensation Committee instead granted each Non-Employee Director restricted stock units for 2,000 shares of Common Stock that vest over a five year period. These grants became effective on the day after the 2011 Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Ten directors are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the ten persons named below (all of whom are currently our directors) to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by your proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All of the nominees listed below have consented to be named as such and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

Set forth below is information provided by each director with respect to that person’s age, all positions held, principal occupation and business experience for the past five years and the names of other publicly-held companies of which the director currently serves as a director or has served as a director during the past five years. We also provide information regarding each nominee’s specific experience, qualifications, attributes or skills that led our Board to the conclusion that the nominee should serve as a director.

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Morris Goldfarb	61	1974	Chairman of the Board and Chief Executive Officer of G-III. Mr. Goldfarb has served as an executive officer of G-III and our predecessors since our formation in 1974. Mr. Goldfarb serves as a director of Christopher & Banks Corporation, RLJ Acquisition, Inc. and Ante5, Inc. Mr. Goldfarb served as a director of Lakes Entertainment, Inc. from June 1998 until March 2010. Mr. Goldfarb has significant knowledge of all facets of our company. His long history with the company, combined with his leadership skills and operating experience, makes him particularly well-suited to be our Chairman and serve on our Board.

Sammy Aaron	52	2005	Vice Chairman of G-III since our acquisition of J. Percy for Marvin Richards Ltd. in July 2005. Mr. Aaron also oversees the operations of our Calvin Klein division. From 1998 to July 2005, he served as President of J. Percy for Marvin Richards, Ltd. Mr. Aaron has over 25 years of experience and expertise in the apparel industry, as well as a broad working knowledge of our company, enabling him to make significant contributions to our Board.

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Thomas J. Brosig(3)	62	1992	Mr. Brosig has been Chief Executive Officer of MVB Holdings LLC since December, 2011. Mr. Brosig was a consultant in the gaming and hospitality industries from 2003 to 2011. From January 1999 through February 2003, he served as Senior Vice-President for Park Place Entertainment. For more than five years prior to 1999, he served its predecessor, Grand Casinos, Inc., in various executive capacities including as its President and Chief Executive Officer from September 1996 to January 1999. From January 1999 to October 1999, he served as President and was a Director of Lakes Entertainment, Inc. Mr. Brosig is an experienced business executive whose leadership roles in the past at other public companies give him insight and perspective as a member of our Board.

Alan Feller(1)	70	1996	Mr. Feller is currently retired. Mr. Feller was our Chief Financial Officer from December 1989 to April 1998, and served as our Executive Vice President, Treasurer and Secretary from January 1990 through July 1995. Mr. Feller served as a consultant to us from May 1998 through October 1999. Mr. Feller is a Certified Public Accountant. Mr. Feller has broad knowledge about us from his service as an officer and director of G-III. His financial and accounting background are of great service to our Board.

Jeffrey Goldfarb	35	2009	Since 2004, Mr. Goldfarb has served as our Director of Business Development. He has been employed full-time by G-III in several other capacities since 2002. Mr. Goldfarb serves as a director of Fashion Delivers Charitable Foundation, Inc., a charitable organization that facilitates the donation of excess apparel inventory to disaster victims and other people in need. Mr. Goldfarb is also licensed as an attorney. Mr. Goldfarb has worked in a variety of positions at G-III that provide him with a broad knowledge of our business and the ability to provide significant input to our Board with respect to operational matters.

Carl Katz	71	1989	Mr. Katz is currently retired. Mr. Katz was Executive Vice President of our Siena Leather division from 1989 until January 2003. Mr. Katz had been an executive of Siena since 1981. Mr. Katz has a wealth of knowledge and experience about G-III and the apparel industry that enable him to make significant contributions as a member of our Board.

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Laura Pomerantz(2)	64	2005	Ms. Pomerantz has been a principal of PBS Real Estate, LLC, a real estate firm offering commercial real estate advisory and execution services, since 2001 and President of LHP Consulting and Management, a real estate consulting firm, since 1994. She serves as a director of Retail Opportunity Investments Corp., a publicly traded REIT formerly known as NRDC Acquisition Corp. Ms. Pomerantz is an experienced business executive with a significant background in the real estate, apparel and retail fields that is of great benefit to decision-making by our Board.

Willem van Bokhorst(1)(2)	66	1989	Managing Partner of STvB Advocaten, a Curacao law firm with offices in Curaçao, Amsterdam and New York, for more than twenty five years. Mr. van Bokhorst has significant international business and legal experience that are valuable assets to our Board.

Cheryl Vitali	51	2011	Ms. Vitali is the General Manager for the Kiehl’s Worldwide division of L’Oreal, a leading cosmetics and beauty products company, where she oversees the brand’s worldwide strategy, product innovation and retail marketing plans. She has been with L’Oreal since 2003 and has also served as Senior Vice President — Marketing for the Lancôme brand from 2009 to 2011 and the Maybelline New York/Garnier brand from 2003 to 2009. Prior to L’Oreal, she held various executive positions with Revlon Consumer Products Company, a cosmetics and beauty care company. She was Executive Vice President, General Manager, Revlon Global Brands, from 2000 to 2002 and Executive Vice President, Marketing Portfolio Group from 1998 to 2000. Ms. Vitali served as Vice President, Marketing, Playtex Intimate Apparel, a division of the Sara Lee Corporation, from 1995 through 1998. Ms. Vitali is an experienced business executive with significant retail, marketing and consumer product experience and expertise that is expected to be of great benefit to our Board.

Nominee	Age	Year First Became Director	Principal Occupation During the Past Five Years
Richard White(1)(2)(3)	58	2003	Mr. White has been a Managing Director and head of the Private Equity Investment Department of Oppenheimer & Co. Inc. since June 2004. From 2002 to June 2004, he served as President of Aeolus Capital Group LLC, an investment management firm. From 1985 until 2002, he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets, and its predecessor firm, Oppenheimer & Co., Inc. During that time, Mr. White worked in both the Investment Banking and Private Equity Investing departments. Mr. White is a director of Escalade Inc., a manufacturer of sporting goods and office products and a director of Lakes Entertainment Inc., a company that develops and manages casino properties, since 2006. Mr. White previously served as a director of G-III from November 1991 to July 1993 and of ActivIdentity Corp from March 2003 to March 2008. Mr. White is a Certified Public Accountant and has been a high level participant in the investment banking and finance area for his entire business career. His understanding of strategic planning, acquisitions and the capital markets, as well as the apparel industry, enable him to make significant contributions to our Board.

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating Committee.

Morris Goldfarb and Jeffrey Goldfarb are father and son, respectively. Carl Katz and Jeanette Nostra, our President, are married to each other.

Vote Required

The ten nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.

THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE TEN NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF G-III AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THEIR ELECTION.

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), enables stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. In light of the results of the stockholders’ nonbinding advisory vote at the 2011 Annual Meeting with respect to the frequency with which stockholders will vote for the approval of the compensation of G-III’s named executive officers, G-III currently intends to hold an annual nonbinding advisory vote on such named executive officer compensation.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking the stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that G-III’s stockholders approve, on an advisory basis, the compensation of G-III’s named executive officers, as disclosed in G-III’s proxy statement for the 2012 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and other related tables and disclosure.”

Vote Required

The affirmative vote of holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote, present or represented at the meeting, a quorum being present, is required for the adoption of this proposal. Broker non-votes with respect to this matter will be treated as neither a vote “for” nor a vote “against” the matter, although they will be counted in determining the number of votes required to attain a majority of the shares present or represented at the meeting and entitled to vote. An abstention from voting by a stockholder present in person or by proxy at the meeting has the same legal effect as a vote “against” the matter because it represents a share present or represented at the meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve this proposal.

The “say-on-pay” vote is advisory, and therefore is not binding on us, the Compensation Committee or the Board of Directors. However, the Board and the Compensation Committee value the opinions of the stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, will consider the stockholders’ concerns and the Board and Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF G-III AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board of Directors is responsible for, among other things, overseeing G-III’s accounting and financial reporting processes and reviewing and discussing G-III’s audited financial statements with management.

Management is responsible for G-III’s financial reporting process including its system of internal control and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles.

G-III’s independent auditors are responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes. Members of the Audit Committee are not employees of G-III and are not required to be accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent auditors included in their report of G-III’s financial statements.

The oversight by the Audit Committee does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee cannot give assurance that G-III’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of G-III’s financial statements has been carried out in accordance with generally accepted auditing standards or that G-III’s independent accountants are in fact “independent.”

Review of Audited Financial Statements.    The Audit Committee has reviewed G-III’s audited financial statements for the fiscal year ended January 31, 2012 as prepared by management and audited by Ernst & Young LLP, G-III’s independent auditors, and has discussed these financial statements with management. In addition, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), as amended, regarding the codification of statements on auditing standards. Furthermore, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP its independence.

Recommendation.    In reliance on the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2012 be included in G-III’s Annual Report on Form 10-K for that fiscal year.

Audit Committee

Alan Feller, Chairman

Willem van Bokhorst

Richard White

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth fees we paid for audit, audit-related, tax and other services provided by Ernst & Young LLP during each of the last two fiscal years.

	Fiscal Year Ended January 31,
	2012	2011
Audit fees	$1,056,000	$1,019,000
Audit-related fees	—	—
Tax fees	380,074	238,315
All other fees	—	—

Total	$1,436,074	$1,257,315

Audit Fees.    Audit fees include services associated with the audit of our annual financial statements included in our Annual Report on Form 10-K, the audit of management’s assessment and overall effectiveness of internal controls over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, statutory audits required internationally during each fiscal year and work performed in connection with the issuance of consents related to registration statements filed by G-III.

Tax Fees.    Tax fees include services related to income tax compliance, assistance with tax audits, tax advice and tax planning. In fiscal 2012, these services included consultation with respect to international tax planning and assistance with an Internal Revenue Service examination. In fiscal 2011, these services included consultation with respect to international tax planning and compliance with sales and use tax filings.

The Audit Committee has considered whether the provision of the above services is compatible with maintaining Ernst & Young LLP’s independence and all of the above services were pre-approved by the Audit Committee.

It is the Audit Committee’s policy to pre-approve all audit and permissible non-audit services to be performed by our independent accountants, the fees to be paid for those services and the time period over which those services are to be provided. On an annual basis, the independent accountants present a listing of all services they expect to perform for us in the ensuing one-year period, including fee estimates, in sufficient detail to enable the Audit Committee to perform an independence review of each proposed service. The Audit Committee reviews this list and approves appropriate services which, in the Audit Committee’s judgment, will not impair the accountants’ independence. With respect to any additional services proposed to be performed by the independent accountants during the year, management will evaluate the impact on the independent accountant’s independence and obtain Audit Committee approval for such service. The Audit Committee has delegated interim pre-approval authority to the Chairman of the Audit Committee.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The stockholders will be asked to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2013. If this appointment is not ratified by the stockholders, the Audit Committee will reconsider its decision. Ernst & Young LLP audited our financial statements for the fiscal year ended January 31, 2012. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if such person desires to do so, and is expected to be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF US AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” APPROVAL THEREOF.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have had in effect for many years a Code of Ethics that contains our conflicts of interest policy. Our Audit Committee has been responsible for reviewing transactions that might involve our Code of Ethics and for reviewing related party transactions. In addition, our Board of Directors has also adopted a written related party transactions policy. The policy covers all transactions between us and any related party (including any transactions requiring disclosure under Item 404 of Regulation S-K), other than transactions generally available to all employees and transactions involving less than ten thousand dollars ($10,000) when aggregated with all similar transactions. The Audit Committee is generally responsible for administering this policy. However, our policy permits the disinterested directors of the Board of Directors to exercise the authority otherwise assigned to the Audit Committee. A related party transaction may be consummated only if it is ratified or approved by the Audit Committee or disinterested members of the Board of Directors and if it is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Our Compensation Committee reviewed and approved the compensation of Jeffrey Goldfarb set forth in the next paragraph and our Audit Committee ratified the approval by our Compensation Committee.

Jeffrey Goldfarb, the son of Morris Goldfarb, our Chairman, Chief Executive Officer and a director, is our Director of Business Development. Jeffrey Goldfarb has been employed by us since 2002 in several different capacities. Jeffrey Goldfarb is a member of our Board of Directors. For fiscal 2012, Jeffrey Goldfarb was paid an aggregate salary and bonus of $650,000 for his services and our Compensation Committee granted him restricted stock units that enable him to receive up to 10,000 shares of our Common Stock, subject to satisfaction of performance and time vesting conditions. The performance conditions for that grant have not as yet been satisfied. We have entered into an executive transition agreement with Jeffrey Goldfarb under which he is entitled to receive specified severance payments and benefits in the event of his involuntary termination in conjunction with a change of control of G-III.

STOCKHOLDER PROPOSALS

All stockholder proposals which are intended to be presented at our Annual Meeting of Stockholders to be held in 2013 must be received by us no later than December 31, 2012 for inclusion in the Board of Directors’ proxy statement and form of proxy relating to that meeting. Any stockholder proposal must also be proper in form and substance, as determined in accordance with the Exchange Act and the rules and regulations promulgated thereunder. All such proposals should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

Any stockholder who intends to nominate a person for election to the Board of Directors or propose any other matter to be acted upon at the Annual Meeting of Stockholders to be held in 2013 (but not include such proposal in the Board of Directors’ proxy statement and form of proxy) must inform us no later than March 7, 2013. If notice is not provided by that date, the persons named in the proxy for the 2013 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2013 Annual Meeting. All notice should be addressed to G-III Apparel Group, Ltd., 512 Seventh Avenue, New York, NY 10018, Attention: Secretary.

For the nomination of any person to the Board of Directors, a the notice must set forth (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the number of shares of capital stock of G-III which are owned of record and beneficially by the nominee (if any), (d) such other information concerning the nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of the nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, (e) the consent of the nominee to being named in the proxy statement as a nominee and to serving as a director if elected, and (f) as to the proposing stockholder: (i) the name and address of the proposing stockholder as they appear on G-III’s books and of the beneficial owner, if any, on whose behalf the nomination is being made, (ii) the class and number of shares of G-III which are owned by the proposing stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the proposing stockholder’s notice, (iii) a description of any agreement, arrangement or understanding with respect to such nomination between or among the proposing stockholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the proposing stockholder’s notice by, or on behalf of, the proposing stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the proposing stockholder or any of its affiliates or associates with respect to shares of stock of G-III, (v) a representation that the proposing stockholder is a holder of record of shares of G-III entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (vi) a representation whether the proposing stockholder intends to deliver a proxy statement and/or form of proxy to holders of G-III’s outstanding capital stock and/or otherwise to solicit proxies from stockholders in support of the nomination. G-III may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of G-III or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

For all business other than director nominations, the notice must set forth as to each matter the proposing stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder and (c) the information as to the proposing stockholder required by section (f) in the preceding paragraph.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

By Order of the Board of Directors

/s/ Wayne S. Miller
WAYNE S. MILLER Secretary

Dated: April 30, 2012

A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: G-III APPAREL GROUP, LTD., ATTENTION: CORPORATE SECRETARY, 512 SEVENTH AVENUE, NEW YORK, NEW YORK 10018.

G-III APPAREL GROUP, LTD.	Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD IN THE ENCLOSED REPLY ENVELOPE. Please detach here

The Board of Directors Recommends a Vote FOR all listed nominees for directors in Proposal 1 and FOR Proposals 2 and 3.

1. Election of directors:	01 Morris Goldfarb 02 Sammy Aaron 03 Thomas J. Brosig 04 Alan Feller	05 Jeffrey Goldfarb 06 Carl Katz 07 Laura Pomerantz 08 Willem van Bokhorst	09 Cheryl Vitali 10 Richard White	☐ FOR all nominees (except as marked)	☐ WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory vote to approve the compensation of named executive officers:

☐    For                     ☐     Against                     ☐     Abstain

3. Proposal to ratify the appointment of Ernst & Young LLP:

☐    For                     ☐     Against                     ☐     Abstain

4. In their discretion upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1, 2, and 3. If no instruction is indicated, this Proxy will be voted FOR all listed nominees for directors in Proposal No. 1, FOR Proposal No. 2 and FOR Proposal No. 3. Any and all proxies heretofore given by the undersigned are hereby revoked.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appear hereon. If shares are held by two or more persons each should sign. Trustees, executors and other fiduciaries should indicate their capacity. Shares held by corporations, partnerships, associations, etc. should be signed by an authorized person, giving full title or authority.

G-III APPAREL GROUP, LTD.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 5, 2012

G-III Apparel Group, Ltd.	proxy

This Proxy Is Solicited By The Board of Directors For The

Annual Meeting of Stockholders To Be Held On June 5, 2012

The undersigned, a stockholder of G-III Apparel Group, Ltd. (the “Corporation”), hereby constitutes and appoints Morris Goldfarb, Wayne S. Miller and Neal S. Nackman and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, June 5, 2012, and at any and all adjournments or postponements thereof, as follows:

See reverse for voting instructions.

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